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                                                                    Exhibit 4(d)

                            JOINT VENTURE AGREEMENT

THIS AGREEMENT is entered into between ALPHACOM, INC., a Nevada corporation, located at 1035 Rosemary Boulevard, Suite I, Akron, Ohio 44306, hereinafter referred to as "ALPHACOM" and AMERICAN MILLENIUM CORPORATION, a Delaware corporation, located at 17835 RCR 29, Oak Creek, Colorado 80467, hereinafter referred to as "AMC".

WHEREAS, ALPHACOM is a Nationwide, Wireless and Wireline Internet Service Provider; and

WHEREAS, ALPHACOM is also a Network Marketing Company with over 2,000 Distributors.; and

WHEREAS, ALPHACOM is in the process of filing a Regulation A Common Stock Offering for $5,000,000.00 and expects to be effective within 30 days; and

WHEREAS, AMC is a research and developmental company; and

WHEREAS, AMC is 80% owned by Energy Optics, Inc. (NASDAQ OTC: EOPT), a New Mexico corporation and is seeking investment as per attached Exhibit 1 - Summary of Events; and

WHEREAS, AMC has an unlimited license under a License Agreement dated March 17, 1997 from Pegasus Data Systems, Inc. (Pegasus), Harold Walker, Milly Walker and/or National MultiPlex Corporation, as per attached Exhibit 2, for a patented technology called Very Minimal Shift Key (VMSK) and VMSK/2, as per attached
Exhibit 3 Definition and Applications of VMSK, and as per attached Exhibit 4 - Copy of Article in Wireless Magazine, hereinafter referred to as "Technology"; and

WHEREAS, AMC is developing other technologies, such as a Video Card allowing full motion or tv like quality over a normal phone line (9.6kbps) and and a powerline modem allowing up to 3 MB/sec. Data transfer over normal copper, electronic wiring in a home or building; and

NOW, THEREFORE, in consideration of their mutual promises, covenants and conditions herein, the parties agree as follows:

1. PURPOSE AND CONTRIBUTIONS:
   --------------------------

   1.1. AMC agrees to provide its "rights" to the TECHNOLOGY as outlined in Exhibits 2 and 3 under the Field of Use below to this Joint Venture.

2. HELD OF USE:
   ------------

   2.1. Both ALPHACOM and AMC shall have the exclusive rights to use, develop, market and/or resell the use of the TECHNOLOGY noted above except for using said TECHNOLOGY into cable boxes used in the video delivery system.

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3. FUTURE DEVELOPMENTS:
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   3.1. ALPHACOM shall have the first right of refusal for a video card as mentioned above without any further licensing costs; however, royalties shall be applicable and agreed to under a separate contract or agreement. Currently, AMC is testing the video card at its own expense and agrees to deliver reports on the video card specifications and performance to ALPHACOM.

   3.2. ALPHACOM shall have the first right of refusal to share in the Marketing and further development with AMC for the powerline modem as mentioned above without any further licensing costs; however, royalties shall be applicable and agreed to under a separate contract or agreement. Currently, AMC is testing the powerline modem at its own expense and agrees to deliver reports on the powerline modem specifications and performance to ALPHACOM.

   4. Both parties agree that any further funds, outside the aforementioned royalties received by the Joint Venture shall be deemed for development purposes and as a short-term loan unless otherwise agreed and the terms of said loan shall be on a case by case basis and further agreed to by both parties.

   5. OWNERSHIP:
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      5.1. ALPHACOM shall own 51% of this Joint Venture and AMC shall own the remaining 49%.

   6. ESTABLISHING, AUDITING OF ROYALTIES ACCOUNTS AND PAYMENT OF ROYALTIES
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      6.1 For each unit utilizing the TECHNOLOGY, a royalty payment of $100.00 per server in addition to the actual hardware and software costs (if applicable), $5.00 per end user modem and $.50 per month for each end user modem active and covered by a service carrier contract $5.00 per unit will be paid to this Joint Venture.

      6.2 A separate royalties account shall be maintained for each party and shall be designated Royalties Account- ALPHACOM and Royalties Account-AMC. The separate royalties accounts shall consist solely of royalties on products developed and paid into the account by the Joint Venture.

      6.3 The Joint Venture's books shall be closed and balanced by an independent certified public accountant at the end of each fiscal year of this Joint Venture.

      6.4 The fiscal year of the Corporation shall be December 31.

      6.5 At the end of each month the aggregate sum of the royalties will be paid base on the percentage owned by each party hereto. Each party's percentage of the aggregate sum



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          of royalties to be paid from this Joint Venture below shall be calculated and credited to his individual royalties account.

      6.6 51% of the aggregate sum of royalties calculated shall be paid into the Royalties Account-ALPHACOM on behalf of ALPHACOM and 49% of the aggregate sum of royalties calculated shall be paid into the Royalties Account-AMC on behalf of AMC.

      6.7 In the event either party sub-licenses and/or joint ventures with any other party for the TECHNOLOGY, that party owes this Joint Venture TWENTY PERCENT (20%) of / the net proceeds of said license and/or joint venture.

7 The parties hereto agree that each party and/or his duly authorized representative, attorney, or attorney in fact shall have the right, upon reasonable request, to inspect his individual Royalties Account the Corporation is required to maintain pursuant to Paragraph IV above.

8 Any party may, by notice hereunder to the other party, designate a changed address for such party. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed received the fifth business day thereafter, or when it is actually received, whichever is sooner.

9 If any controversy shall rise out of this Agreement or out of the refusal to perform the whole or any part thereof, the parties shall be unable to agree with respect to the matters in controversy, the same shall be submitted for determination by a Board of Arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may bed entered in any court having jurisdiction thereof.

10 This Contract may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute and original of this Contract. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy where upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party,

11 This Agreement shall be deemed to be a contract made under the laws of the State of Ohio, and for all purposes it shall be construed in accordance with and governed by the laws of the State of Ohio.

12 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such pro vision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13 This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

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14 This Agreement constitutes and expresses the entire Agreement and understanding between the parties hereto in reference to all the matter referred to herein and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms if this Agreement and shall have no further force and effect.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement the date first set forth above.

BY:                       AMERICAN MILLENNIUM CORPORATION, INC.
                          17835 RCR
                          Oak Creek, CO 80467

                          By: /s/ Stephen F. Watwood  Date: 5-14-98
                             -----------------------       --------
                          It's President: Stephen F. Watwood

By:/s/ illegible
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   Witness


BY:                       ALPHACOM, INC.
                          1035 Rosemary Blvd, Suite I
                          Akron, OH 44306


                          By:/s/ Robert Snyder   Date: 5-14-98
                             -----------------        --------
                          It's President: Robert Snyder


By:/s/ illegible
   -------------
   Witness

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                                    EXHIBITS
                                    --------

1. Summary of Events of Energy Optics, Inc. from August 20, 1997 - April 20,
   1998.

2. AMC's unlimited license from Pegasus Data Systems, Inc. (Pegasus), Harold Walker, Milly Walker and/or National MultiPlex Corporation for a patented technology called Very Minimal Shift Key (VMSK) and VMSK/2.

3. Definition and Applications of VMSK.

4. Copy of Article in Wireless Magazine.

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